Exhibit 99.5

Youlife Group Inc.

Room C431, Changjiang Software Park

No.180 South Changjiang Road

Baoshan District, Shanghai 201900, China

+86 21 6173-6744

January 17, 2025

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Re: Youlife Group Inc. – Draft Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Ladies and Gentlemen:

Youlife Group Inc., a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of its draft registration statement on Form F-4, as amended (the “Draft Registration Statement”), relating to the business combination transaction (the “Business Combination”) contemplated by a business combination agreement dated as of May 17, 2024, as amended on November 13, 2024 and January 17, 2025 by and among (i) the Company, (ii) Distoken Acquisition Corporation, a Cayman Islands exempted company, (iii) Xiaosen Sponsor LLC, a Cayman Islands limited liability company, (iv) Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company, (v) Youlife II Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, and (vi) Youlife International Holdings Inc., a Cayman Islands exempted company (the “Target”).

The Company has included in the Draft Registration Statement (i) the Company’s audited consolidated financial statements as of June 30, 2024 and for the period from April 2, 2024 (inception) through June 30, 2024, (ii) the Target’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2023 and 2022, and (iii) the Target’s unaudited consolidated financial statements as of June 30, 2024 and December 31, 2023 and for each of the six-month periods ended June 30, 2024 and 2023.

Item 8.A.4 of Form 20-F states that in the case of a nonpublic company registering its initial public offering of securities, the registration statement must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and effective on November 5, 2018, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company and the Target are not currently public reporting companies in any jurisdiction and are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Draft Registration Statement.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and the Target.

3.	The Company does not anticipate that the Company’s and the Target’s audited financial statements for the fiscal year ended December 31, 2024 will be available until after March 31, 2025.

4.	In no event will the Company seek effectiveness of its Draft Registration Statement on Form F-4 if the Company’s and the Target’s audited financial statements are older than 15 months.

The Company is filing this representation as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Youlife Group Inc.

By:	/s/ Yunlei Wang
Name:	Yunlei Wang
Title:	Director and Chief Executive Officer